UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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National Atlantic Holdings Corporation

(Name of Registrant as specified in its charter)

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September 1, 2005
Dear Partner Agent;
RE: Shareholder’s Proxy Vote — F. P. “Skip” Campion Estate
I am writing to you to address an important matter in regards to the above-referenced. By this time, I trust that you have received from our company your annual shareholder’s proxy statement and ballot. You have been asked, as a shareholder, to vote on certain matters, one of which is Question #5 (described on page 25 of the Proxy Statement) dealing with the extension of the expiration of Skip’s stock options. These options were granted to Skip Campion during the formative years of the company for his work in starting and building the company. During those “lean” years, the stock options were granted to Skip in lieu of other compensation for his services as President of Proformance and Vice-Chairman of our company.
As many of you are already aware, Skip passed away in January of this year after a sudden and brief illness. All of these NAHC management stock options have a provision which requires the execution of the options within 90 days of death. As you may imagine, after such an unexpected and sudden passing, Skip’s estate requested additional time until December 31, 2005 to execute the options.
The management and the Board members of the company unanimously recommend that you vote in favor of granting this extension. Skip was instrumental in the formation of the company and in guarding our culture of agents as company owners; partnership in the truest sense. Voting “YES” is the right thing for us to do.
By copy of this letter, I am asking your fellow shareholders at Met Life and Ohio Casualty to also vote “YES” on their proxies.
I look forward to seeing you on September l9th at our company’s Annual Shareholders Meeting.
Sincerely,

/s/ James V. Gorman

James V. Gorman
Chairman & Chief Executive Officer

CC:	Michael Walsh, MetLife Property-Casualty Dan Carmichael, Ohio Casualty Group